Pricing Supplement No. K1231ABC

To the Underlying Supplement dated April 19, 2018,

Product Supplement No. I–B dated June 30, 2017,

Product Supplement No. I–C dated June 30, 2017,
Prospectus Supplement dated June 30, 2017 and
Prospectus dated June 30, 2017

Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-218604-02 May 28, 2019
Financial Products

Buffered Accelerated Return Equity Securities

$110,000 Linked to the Performance of the iShares® MSCI EAFE® ETF due June 3, 2022

$228,000 Linked to the Performance of the Russell 2000® Index due June 3, 2022

$1,480,000 Linked to the Performance of the Dow Jones Industrial AverageTM due June 3, 2022

•	This pricing supplement describes three separate offerings of Buffered Accelerated Return Equity Securities, each of which is a senior unsecured obligation of Credit Suisse. The performance of each offering of the securities will not depend on the performance of any other securities offering. Any payment on the securities is subject to our ability to pay our obligations as they become due.

•	With respect to each issuance of the securities, investors will not receive any interest or dividend payments and may lose a significant portion of their principal at maturity.

•	At maturity, if the Final Level of the applicable Underlying is equal to or greater than its Initial Level, investors will receive the principal amount of their investment plus a return based on the leveraged upside performance of the applicable Underlying, subject to its Underlying Return Cap. If the Final Level of the applicable Underlying is less than its Initial Level but greater than or equal to the Buffer Level, investors will receive the principal amount of their investment.

•	However, if the Final Level of the applicable Underlying is less than the Buffer Level, investors will lose 1% of their principal for each 1% decline from its Initial Level to its Final Level beyond the Buffer Level. For each $1,000 principal amount of the securities, you could lose up to $1,000 multiplied by one minus the applicable Buffer Amount.

•	Investors should be willing to (i) forgo dividends and the potential to participate in any appreciation of the applicable Underlying beyond its Underlying Return Cap and (ii) lose a significant amount of their investment if the Final Level of the applicable Underlying is less than the Buffer Level.

•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

•	The offering price for each issuance of the securities was determined on May 28, 2019 (the “Trade Date”), and the securities are expected to settle on May 31, 2019 (the “Settlement Date”). Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

•	The securities will not be listed on any exchange.

Investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page 6 of this pricing supplement and “Risk Factors” beginning on page PS-3 of any accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, any product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)		Underwriting Discounts and Commissions(2)		Proceeds to Issuer
Offerings	Total	Per Security	Total	Per Security	Total	Per Security
Securities Linked to the Performance of the iShares® MSCI EAFE® ETF	$110,000	$1,000	$3,080(3)	$28	$106,920	$972
Securities Linked to the Performance of the Russell 2000® Index	$228,000	$1,000	$6,264(4)	$28	$221,736	$972
Securities Linked to the Performance of the Dow Jones Industrial AverageTM	$1,480,000	$1,000	$37,660(5)	$28	$1,442,340	$972

(1) Certain fiduciary accounts may pay a purchase price of at least $975 per $1,000 principal amount of securities.

(2) The placement agent or Agents, as applicable (as defined in “Supplemental Plan of Distribution (Conflicts of Interest)”), will forgo some or all discounts and commissions with respect to the sales of securities into certain fiduciary accounts for each offering of the securities. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

(3) Incapital LLC will act as placement agent for the securities. The placement agent will receive a fee from Credit Suisse or one of our affiliates of $28 per $1,000 principal amount of securities.

(4) We or any Agent will pay varying discounts and commissions of up to $28 per $1,000 principal amount of securities for each offering of the securities, for total discounts and commissions of $6,264.

(5) We or any Agent will pay varying discounts and commissions of up to $28 per $1,000 principal amount of securities for each offering of the securities, for total discounts and commissions of $37,660.

Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

Credit Suisse currently estimates the value of each $1,000 principal amount of the securities on the Trade Date is $967.10 for the securities linked to the performance of the iShares® MSCI EAFE® ETF, $968.50 for the securities linked to the performance of the Russell 2000® Index and $968 for the securities linked to the performance of the Dow Jones Industrial AverageTM (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our “internal funding rate”)). See “Selected Risk Considerations” in this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse	Incapital LLC

May 28, 2019

Key Terms

This pricing supplement describes three separate offerings of Buffered Accelerated Return Equity Securities, each of which is a senior unsecured obligation of Credit Suisse. Each offering of the securities is linked to the performance of a different Underlying. For more information on the Underlyings for each issuance of the securities, see “The Underlyings,” herein. Each Underlying is identified in the table below, together with its Bloomberg ticker symbol, CUSIP, Initial Level, Buffer Level, Buffer Amount, Upside Participation Rate and Underlying Return Cap:

Underlying	Ticker	CUSIP	Initial Level	Buffer Level	Buffer Amount	Upside Participation Rate	Underlying Return Cap
iShares® MSCI EAFE® ETF	EFA UP <Equity>	22552FBG6	$64.15	$54.5275 (85% of Initial Level)	15%	150%	24%
Russell 2000® Index	RTY <Index>	22552FBH4	1504.019	1240.815675 (82.50% of Initial Level)	17.50%	150%	24%
Dow Jones Industrial AverageTM	DJI <Index>	22552FBJ0	25347.77	20278.216 (80% of Initial Level)	20%	150%	24%

Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its London branch
Redemption Amount:	At maturity, for each $1,000 principal amount of securities, you will receive a Redemption Amount in cash that will equal $1,000 multiplied by the sum of one plus the Underlying Return of the applicable Underlying, calculated as set forth below. Any payment on the securities is subject to our ability to pay our obligations as they become due.
Underlying Return:

For each Underlying, the Underlying Return will be calculated as follows:

•  If the Final Level is equal to or greater than the Initial Level, the lesser of (i) the Underlying Return Cap and (ii) an amount calculated as follows:

Upside Participation Rate ×	Final Level - Initial Level Initial Level

If the Final Level is equal to or greater than the Initial Level, the maximum Redemption Amount will be equal to $1,000 plus the product of $1,000 and the Underlying Return Cap for a relevant issuance of securities per $1,000 principal amount of such issuance.
• If the Final Level is less than the Initial Level but greater than or equal to the Buffer Level, zero.
• If the Final Level is less than the Buffer Level, an amount calculated as follows:
Final Level - Initial Level Initial Level	+ Buffer Amount

If the Final Level is less than the Buffer Level, the Underlying Return will be negative and you will receive less than the principal amount of your securities at maturity. For each $1,000 principal amount of the securities, you could lose up to $1,000 multiplied by one minus the applicable Buffer Amount.
Initial Level:	The closing level of the applicable Underlying on the Trade Date, as set forth in the table above.
Final Level:	The closing level of the applicable Underlying on the Valuation Date.
Valuation Date:	May 31, 2022, subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”
Maturity Date:	June 3, 2022, subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.” If the Maturity Date is not a business day, the Redemption Amount will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day.

Additional Terms Specific to the Securities

You should read this pricing supplement together with the underlying supplement dated April 19, 2018, the product supplements dated June 30, 2017, the prospectus supplement dated June 30, 2017 and the prospectus dated June 30, 2017, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying Supplement dated April 19, 2018: https://www.sec.gov/Archives/edgar/data/1053092/000095010318004962/dp89590_424b2-underlying.htm

•	Product Supplement No. I–B dated June 30, 2017: http://www.sec.gov/Archives/edgar/data/1053092/000095010317006316/dp77781_424b2-ib.htm

•	Product Supplement No. I–C dated June 30, 2017:

http://www.sec.gov/Archives/edgar/data/1053092/000095010317006317/dp77785_424b2-ic.htm

•	Prospectus Supplement and Prospectus dated June 30, 2017:

http://www.sec.gov/Archives/edgar/data/1053092/000104746917004364/a2232566z424b2.htm

In the event the terms of the securities described in this pricing supplement differ from, or are inconsistent with, the terms described in the underlying supplement, any product supplement, the prospectus supplement or prospectus, the terms described in this pricing supplement will control.

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the securities and the owner of any beneficial interest in the securities, amend the securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in any accompanying product supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Prohibition of Sales to EEA Retail Investors

The securities may not be offered, sold or otherwise made available to any retail investor in the European Economic Area. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities offered so as to enable an investor to decide to purchase or subscribe the securities.

Hypothetical Redemption Amounts at Maturity

This pricing supplement describes three separate offerings of Buffered Accelerated Return Equity Securities, each of which is a senior unsecured obligation of Credit Suisse. Each offering of the securities is linked to the performance of a different Underlying. The table and examples below illustrate hypothetical Redemption Amounts payable at maturity on a $1,000 investment in one of the three securities offerings in this pricing supplement for a range of performance of a hypothetical Underlying. The table and examples below assume (i) an Upside Participation Rate of 150%, (ii) an Underlying Return Cap of 24%, (iii) a Buffer Level of 85% of the Initial Level and (iv) a Buffer Amount of 15%. The actual Upside Participation Rate, Underlying Return Cap, Buffer Level and Buffer Amount for each offering of the securities are set forth in “Key Terms” herein. The hypothetical Redemption Amounts set forth below are for illustrative purposes only. The actual Redemption Amount applicable to a purchaser of any of the securities will depend on the applicable Final Level. It is not possible to predict whether or by how much the Final Level will be less than the Buffer Level. You should consider carefully whether the securities are suitable to your investment goals. Any payment on the securities is subject to our ability to pay our obligations as they become due. The numbers appearing in the table and examples below have been rounded for ease of analysis.

TABLE: Hypothetical Redemption Amounts

Percentage Change from the Initial Level to the Final Level	Underlying Return	Redemption Amount per $1,000 Principal Amount of Securities
100%	24%	$1,240
90%	24%	$1,240
80%	24%	$1,240
70%	24%	$1,240
60%	24%	$1,240
50%	24%	$1,240
40%	24%	$1,240
30%	24%	$1,240
20%	24%	$1,240
16%	24%	$1,240
10%	15%	$1,150
0%	0%	$1,000
-10%	0%	$1,000
-15%	0%	$1,000
-16%	-1%	$990
-20%	-5%	$950
-30%	-15%	$850
-40%	-25%	$750
-50%	-35%	$650
-60%	-45%	$550
-70%	-55%	$450
-80%	-65%	$350
-90%	-75%	$250
-100%	-85%	$150

EXAMPLES:

The following examples illustrate how the Redemption Amount is calculated.

Example 1: The Underlying increases by 70% from the Initial Level to the Final Level.

Underlying	Final Level
EFA	170% of Initial Level

Because the Final Level is equal to or greater than the Initial Level, the Redemption Amount is determined as follows:

Underlying Return	= the lesser of (i) Underlying Return Cap and (ii) Upside Participation Rate × [(Final Level - Initial Level) / Initial Level]
= the lesser of (i) 24% and (ii) 150% × 70%
= the lesser of (i) 24% and (ii) 105%
= 24%

Redemption Amount	= $1,000 × (1 + Underlying Return) = $1,000 × 1.24 = $1,240

Because the Final Level is equal to or greater than the Initial Level, the Underlying Return is equal to the appreciation in the Underlying from the Initial Level to the Final Level times the Upside Participation Rate, subject to the Underlying Return Cap. Regardless of the appreciation of the Underlying, the Underlying Return will not exceed the Underlying Return Cap.

Example 2: The Underlying increases by 10% from the Initial Level to the Final Level.

Underlying	Final Level
EFA	110% of Initial Level

Because the Final Level is equal to or greater than the Initial Level, the Redemption Amount is determined as follows:

Underlying Return	= the lesser of (i) Underlying Return Cap and (ii) Upside Participation Rate × [(Final Level - Initial Level) / Initial Level]
= the lesser of (i) 24% and (ii) 150% × 10%
= the lesser of (i) 24% and (ii) 15%
= 15%

Redemption Amount	= $1,000 × (1 + Underlying Return) = $1,000 × 1.15 = $1,150

Because the Final Level is equal to or greater than the Initial Level, the Underlying Return is equal to the appreciation in the Underlying from the Initial Level to the Final Level times the Upside Participation Rate, subject to the Underlying Return Cap.

Example 3: The Underlying decreases by 10% from the Initial Level to the Final Level.

Underlying	Final Level
EFA	90% of Initial Level

Because the Final Level is less than the Initial Level but equal to or greater than the Buffer Level, the Redemption Amount is determined as follows:

Underlying Return	= 0%

Redemption Amount	= $1,000 × (1 + Underlying Return) = $1,000 × 1 = $1,000

Because the Final Level is less than the Initial Level but equal to or greater than the Buffer Level, the Underlying Return is equal to zero.

Example 4: The Underlying decreases by 60% from the Initial Level to the Final Level.

Underlying	Final Level
EFA	40% of Initial Level

Because the Final Level is less than the Buffer Level, the Redemption Amount is determined as follows:

Underlying Return	= [(Final Level - Initial Level) / Initial Level] + Buffer Amount = -60% + 15% = -45%

Redemption Amount	= $1,000 × (1 + Underlying Return) = $1,000 × 0.55 = $550

Because the Final Level is less than the Buffer Level, you will be exposed to any depreciation in the Underlying from the Initial Level to the Final Level beyond the Buffer Level.

Selected Risk Considerations

This pricing supplement describes three separate offerings of Buffered Accelerated Return Equity Securities, each of which is a senior unsecured obligation of Credit Suisse. Each offering of the securities is linked to the performance of a different Underlying. An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlyings. These risks are explained in more detail in the “Risk Factors” section of any accompanying product supplement.

General Risk Considerations

•	YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS— If the Final Level of the applicable Underlying is less than its Buffer Level, you will lose 1% of your principal for each 1% decline from the Initial Level to the Final Level beyond such Buffer Level. For each $1,000 principal amount of the securities, you could lose up to $1,000 multiplied by one minus the applicable Buffer Amount. Any payment on the securities is subject to our ability to pay our obligations as they become due.

•	REGARDLESS OF THE AMOUNT OF ANY PAYMENT YOU RECEIVE ON THE SECURITIES, YOUR ACTUAL YIELD MAY BE DIFFERENT IN REAL VALUE TERMS— Inflation may cause the real value of any payment you receive on the securities to be less at maturity than it is at the time you invest. An investment in the securities also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

•	THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE— Investors are dependent on our ability to pay all amounts due on the securities and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the securities. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

•	THIS PRICING SUPPLEMENT DESCRIBES THREE SEPARATE OFFERINGS OF SECURITIES— Each offering of the securities is linked to the performance of a different Underlying. The performance of each offering of the securities will not depend on the performance of any other securities offering and each offering of the securities has independent terms. The Redemption Amount of each offering is independent of any other Redemption Amount. An investment in more than one offering of the securities described in this pricing supplement may result in a combined payout on the securities that is lower or higher than an investment in only one offering of the securities.

•	THE PROBABILITY THAT THE FINAL LEVEL WILL BE LESS THAN THE BUFFER LEVEL WILL DEPEND ON THE VOLATILITY OF THE APPLICABLE UNDERLYING— “Volatility” refers to the frequency and magnitude of changes in the level of an Underlying. The greater the expected volatility with respect to an Underlying on the Trade Date, the higher the expectation as of the Trade Date that its Final Level could be less than its Buffer Level, indicating a higher expected risk of loss on the securities. The terms of the securities are set, in part, based on expectations about the volatility of the applicable Underlying as of the Trade Date. The volatility of an Underlying can change significantly over the term of the securities. The level of the applicable Underlying could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the applicable Underlying and the potential to lose a significant amount of your principal at maturity.

•	THE SECURITIES DO NOT PAY INTEREST— We will not pay interest on the securities. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the Redemption Amount is based on the performance of the applicable Underlying. Because the Redemption Amount may be less than the amount originally invested in the securities, the return on the securities (the effective yield to maturity) may be negative. Even if it is positive, the return payable on each offering of the securities may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

•	LIMITED APPRECIATION POTENTIAL— If the Final Level of the applicable Underlying is greater than its Initial Level, for each $1,000 principal amount of securities, you will receive at maturity $1,000 multiplied by the sum of one plus the Underlying Return, which is subject to the applicable Underlying Return Cap. The Underlying Return will not exceed the Underlying Return Cap, regardless of the appreciation in the level of the applicable Underlying, which may be significant. Accordingly, the maximum Redemption Amount of the securities at maturity for each $1,000 principal amount of securities is $1,000 multiplied by the sum of one plus the Underlying Return Cap. Any payment on the securities is subject to our ability to pay our obligations as they become due.

•	HEDGING AND TRADING ACTIVITY— We or any of our affiliates may carry out hedging activities related to the securities, including in the iShares® MSCI EAFE® ETF, if applicable, or instruments related to the applicable Underlying. We or our affiliates may also trade in the iShares® MSCI EAFE® ETF, if applicable, or instruments related to the applicable Underlying from time to time. Any of these hedging or trading activities on or prior to the Trade Date and during the term of the securities could adversely affect our payment to you at maturity.

•	THE ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE IS LESS THAN THE PRICE TO PUBLIC— The initial estimated value of your securities on the Trade Date (as determined by reference to our pricing models and our internal funding rate) is less than the original Price to Public. The Price to Public of the securities includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the securities and the cost of hedging our risks as issuer of the securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using mid-market pricing. As such, the payout on the securities can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the securities at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

•	EFFECT OF INTEREST RATE USED IN STRUCTURING THE SECURITIES— The internal funding rate we use in structuring notes such as these securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the securities will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the securities. We will also use our internal funding rate to determine the price of the securities if we post a bid to repurchase your securities in secondary market transactions. See “—Secondary Market Prices” below.

•	SECONDARY MARKET PRICES— If Credit Suisse (or an affiliate) bids for your securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the securities on the Trade Date. The estimated value of the securities on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the securities in the secondary market (if any exists) at any time. The secondary market price of your securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models and other factors. These other factors include our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and any deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is lower than our secondary market credit spreads, our secondary market bid for your securities could be more favorable than what other dealers might bid because, assuming all else equal, we use the lower internal funding rate to price the securities and other dealers might use the higher secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your securities will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your securities to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your securities may be lower than the price at which we may repurchase the securities from such dealer.

We (or an affiliate) may initially post a bid to repurchase the securities from you at a price that will exceed the then-current estimated value of the securities. That higher price reflects our projected profit and costs that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately three months.

The securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your securities to maturity.

•	CREDIT SUISSE IS SUBJECT TO SWISS REGULATION— As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the securities and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the securities.

•	LACK OF LIQUIDITY— The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

•	POTENTIAL CONFLICTS— We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the issuer for the offering of the securities, hedging our obligations under the securities and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the securities. Further, hedging activities may adversely affect any payment on or the value of the securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the securities, which creates an additional incentive to sell the securities to you.

•	UNPREDICTABLE ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES— The payout on the securities can be replicated using a combination of the components described in “The estimated value of the securities on the Trade Date is less than the Price to Public.” Therefore, in addition to the level of the applicable Underlying, the terms of the securities at issuance and the value of the securities prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general such as:

o	the expected and actual volatility of the applicable Underlying;

o	the time to maturity of the securities;

o	the dividend rate on the equity securities included in the Underlying, when applicable;

o	interest and yield rates in the market generally;

o	investors’ expectations with respect to the rate of inflation;

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the components included in the applicable Underlying or markets generally and which may affect the levels of the applicable Underlying; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

•	NO OWNERSHIP RIGHTS RELATING TO THE UNDERLYING — Your return on the securities will not reflect the return you would realize if you actually owned the equity securities that comprise the applicable Underlying. The return on your investment is not the same as the total return based on the purchase of the equity securities included in the applicable Underlying.

•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the shares of the iShares® MSCI EAFE® ETF, if applicable, or the assets that comprise the applicable Underlying.

•	THE U.S. FEDERAL TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR— There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are treated as “open transactions.” If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities, including the timing and character of income recognized by U.S. investors and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. Even if the treatment of the securities described herein is respected, there is a substantial risk that a security that is linked to the iShares® MSCI EAFE® ETF will be treated as a “constructive ownership transaction,” with potentially adverse consequences described below under “United States Federal Tax Considerations.” Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

Risk Considerations Associated with Securities Linked to the Performance of the iShares® MSCI EAFE® ETF

•	THERE ARE RISKS ASSOCIATED WITH THE ISHARES® MSCI EAFE® ETF — Although shares of the iShares® MSCI EAFE® ETF are listed for trading on a national securities exchange and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the iShares® MSCI EAFE® ETF or that there will be liquidity in the trading market. The iShares® MSCI EAFE® ETF is subject to management risk, which is the risk that the iShares® MSCI EAFE® ETF’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. Pursuant to the iShares® MSCI EAFE® ETF 's investment strategy or otherwise, its investment advisor may add, delete or substitute the assets held by the iShares® MSCI EAFE® ETF. Any of these actions could adversely affect the price of the shares of the iShares® MSCI EAFE® ETF and consequently the value of the applicable securities. For additional information on the iShares® MSCI EAFE® ETF, see “The Underlyings--The iShares® MSCI EAFE® ETF” herein.

•	THE PERFORMANCE AND MARKET VALUE OF THE ISHARES® MSCI EAFE® ETF, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY, MAY NOT CORRELATE TO THE PERFORMANCE OF THE TRACKED INDEX — The iShares® MSCI EAFE® ETF will generally invest in all of the equity securities included in the index tracked by the iShares® MSCI EAFE® ETF, the “Tracked Index”, but may not fully replicate the Tracked Index. There may be instances where the iShares® MSCI EAFE® ETF’s investment advisor may choose to overweight another stock in the iShares® MSCI EAFE® ETF’s Tracked Index, purchase securities not included in the iShares® MSCI EAFE® ETF’s Tracked Index that the investment advisor believes are appropriate to substitute for a security included in the Tracked Index or utilize various combinations of other available investment techniques. In addition, the performance of the iShares® MSCI EAFE® ETF will reflect additional transaction costs and fees that are not included in the calculation of the iShares® MSCI EAFE® ETF’s Tracked Index. Finally, because the shares of the iShares® MSCI EAFE® ETF are traded on a national securities exchange and are subject to market supply and investor demand, the market value of one share of the iShares® MSCI EAFE® ETF may differ from the net asset value per share of the iShares® MSCI EAFE® ETF.

During periods of market volatility, securities held by the iShares® MSCI EAFE® ETF may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the iShares® MSCI EAFE® ETF and the liquidity of the iShares® MSCI EAFE® ETF may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in the iShares® MSCI EAFE® ETF. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the iShares® MSCI EAFE® ETF. As a result, under these circumstances, the market value of shares of the iShares® MSCI EAFE® ETF may vary substantially from the net asset value per share of the iShares® MSCI EAFE® ETF. For all the foregoing reasons, the performance of the iShares® MSCI EAFE® ETF may not correlate with the performance of the Tracked Index. For additional information on the iShares® MSCI EAFE® ETF, see “The Underlyings--The iShares® MSCI EAFE® ETF” herein.

•	FOREIGN SECURITIES MARKETS RISK — Some or all of the assets included in the iShares® MSCI EAFE® ETF are issued by foreign companies and trade in foreign securities markets. Investments in the applicable securities therefore involve risks associated with the securities markets in those countries, including risks of volatility in those markets, government intervention in those markets and cross shareholdings in companies in certain countries. Also, foreign companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The equity securities included in the iShares® MSCI EAFE® ETF may be more volatile than domestic equity securities and may be subject to different political, market, economic, exchange rate, regulatory and other risks, including changes in foreign governments, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economies of foreign countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. These factors may adversely affect the values of the equity securities included in the iShares® MSCI EAFE® ETF, and therefore the performance of the iShares® MSCI EAFE® ETF and the value of the applicable securities.

•	CURRENCY EXCHANGE RISK — Because the prices of the equity securities included in the iShares® MSCI EAFE® ETF are converted into U.S. dollars for purposes of calculating the level of the iShares® MSCI EAFE® ETF, investors in the applicable securities will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities included in the iShares® MSCI EAFE® ETF trade. Currency exchange rates may be highly volatile, particularly in relation to emerging or developing nations’ currencies and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes in currency exchange rates, including changes in liquidity and prices, can occur within very short periods of time. Currency exchange rate risks include, but are not limited to, convertibility risk, market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may adversely affect the values of the equity securities included in the iShares® MSCI EAFE® ETF, the levels of the iShares® MSCI EAFE® ETF and the value of the applicable securities.

•	NO OWNERSHIP RIGHTS RELATING TO THE ISHARES® MSCI EAFE® ETF — Your return on the securities will not reflect the return you would realize if you actually owned the shares of the iShares® MSCI EAFE® ETF or the assets that comprise the iShares® MSCI EAFE® ETF. The return on your investment is not the same as the total return based on the purchase of the shares of the Underlying or the assets that comprise the iShares® MSCI EAFE® ETF.

•	ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make anti-dilution adjustments for certain events affecting the iShares® MSCI EAFE® ETF. However, an adjustment will not be required in response to all events that could affect the iShares® MSCI EAFE® ETF. If an event occurs that does not require the calculation agent to make an adjustment, or if an adjustment is made but such adjustment does not fully reflect the economics of such event, the value of the securities may be materially and adversely affected. See “Description of the Securities—Adjustments” in the relevant product supplement.

Risk Considerations Associated with Securities Linked to the Performance of the Russell 2000® Index

•	THE APPLICABLE SECURITIES ARE LINKED TO THE RUSSELL 2000® INDEX AND ARE SUBJECT TO THE RISKS ASSOCIATED WITH SMALL-CAPITALIZATION COMPANIES— The Russell 2000® Index is composed of equity securities issued by companies with relatively small market capitalization. These equity securities often have greater stock price volatility, lower trading volume and less liquidity than the equity securities of large-capitalization companies, and are more vulnerable to adverse business and economic developments than those of large-capitalization companies. In addition, small-capitalization companies are typically less established and less stable financially than large-capitalization companies. These companies may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products. Therefore, the Russell 2000®Index may be more volatile than it would be if it were composed of equity securities issued by large-capitalization companies.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on any calculation date, as defined in any accompanying product supplement) could adversely affect the value of the applicable Underlying and, as a result, could decrease the amount you may receive on the securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in any accompanying product supplement.

The Underlyings

The iShares® MSCI EAFE® ETF

We have derived all information contained herein regarding the iShares® MSCI EAFE® ETF from publicly available information. Such information reflects the policies of, and is subject to change by, BlackRock Fund Advisors, which maintains and manages the iShares® MSCI EAFE® ETF and acts as investment advisor to the iShares® MSCI EAFE® ETF. We have not conducted any independent review or due diligence of any publicly available information with respect to the iShares® MSCI EAFE® ETF.

The iShares® MSCI EAFE® ETF is an exchange-traded fund that seeks to track the investment results of the MSCI EAFE Index, which is composed of large- and mid-capitalization developed market equities, excluding the U.S. and Canada.

The iShares Trust is a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI EAFE® ETF. Information filed by the iShares Trust with the SEC under the Securities Exchange Act and the Investment Company Act can be found by reference to its SEC file numbers: 333-92935 and 811-09729. Shares of the iShares® MSCI EAFE® ETF are listed on the NYSE Arca under ticker symbol “EFA.” Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or the underlying supplement, any accompanying product supplement, the prospectus supplement and the prospectus.

The Russell 2000® Index

For additional information on the Russell 2000® Index, see “The Reference Indices—The FTSE Russell Indices—The Russell 2000® Index” in the accompanying underlying supplement.

The Dow Jones Industrial AverageTM

For additional information on the Dow Jones Industrial AverageTM, see “The Reference Indices—The S&P Dow Jones Indices—The Dow Jones Industrial AverageTM” in the accompanying underlying supplement.

Historical Information

The following graphs set forth the historical performance of the Underlyings based on the closing level of each Underlying from January 2, 2014 through May 28, 2019. We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Underlyings as an indication of future performance of the Underlyings or the securities. Any historical trend in the levels of the Underlyings during any period set forth below is not an indication that the levels of the Underlyings are more or less likely to increase or decrease at any time over the term of the securities.

For additional information on the iShares® MSCI EAFE® ETF, the Russell 2000® Index and the Dow Jones Industrial AverageTM, see “The Underlyings” herein.

The closing level of the iShares® MSCI EAFE® ETF on May 28, 2019 was $64.15.

The closing level of the Russell 2000® Index on May 28, 2019 was 1504.019.

The closing level of the Dow Jones Industrial AverageTM on May 28, 2019 was 25347.77.

United States Federal Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “Material United States Federal Income Tax Considerations.”

There are no statutory, judicial or administrative authorities that address the U.S. federal income tax treatment of the securities or instruments that are similar to the securities. In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid financial contract that is an “open transaction” for U.S. federal income tax purposes. However, there is uncertainty regarding this treatment.

Assuming this treatment of the securities is respected and subject to the discussion in “Material United States Federal Income Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or other disposition.

•	Upon a sale or other disposition (including retirement) of a security, you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the security. Subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

Even if the treatment of the securities as described herein is respected, if you hold a security that is linked to the iShares MSCI EAFE ETF, there is a substantial risk that your purchase of a security will be treated as entry into a “constructive ownership transaction,” within the meaning of Section 1260 of the Code. In that case, all or a portion of any long-term capital gain you would otherwise recognize in respect of your securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period you held your securities, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of governing authority under Section 1260, our counsel is not able to opine as to whether or how Section 1260 applies to the securities. You should read the section entitled “Material United States Federal Income Tax Considerations—U.S. Holders—Constructive Ownership Transaction Rules” in the relevant product supplement for additional information and consult your tax advisor regarding the potential application of the “constructive ownership” rule.

We do not plan to request a ruling from the IRS regarding the treatment of the securities, and the IRS or a court might not agree with the treatment described herein. In particular, the IRS could treat the securities as contingent payment debt instruments, in which case the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized, could be materially and adversely affected. Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax advisor regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions in the next paragraph and in “Material United States Federal Income Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “Material United States Federal Income Tax Considerations—Non-U.S. Holders Generally—Substitute Dividend and Dividend Equivalent Payments” in the accompanying product supplement, Section 871(m) of the Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Treasury regulations under Section 871(m), as modified by an IRS notice, exclude from their scope financial instruments issued prior to January 1, 2021 that do not have a “delta” of one with respect to any U.S. equity. Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to a U.S. equity to which the securities relate. You should consult your tax advisor regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

FATCA.  You should review the section entitled “Material United States Federal Income Tax Considerations—Securities Held Through Foreign Entities” in the accompanying product supplement regarding withholding rules under the “FATCA” regime. The discussion in that section is hereby modified to reflect regulations proposed by the U.S. Treasury Department indicating an intent to eliminate the requirement under FATCA of withholding on gross proceeds of the disposition of affected financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

You should read the section entitled “Material United States Federal Income Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)

We expect to deliver the securities against payment for the securities on the Settlement Date indicated herein, which may be a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the securities more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Offerings	Agent	Principal Amount of Securities
Securities Linked to the Performance of the iShares® MSCI EAFE® ETF(1)	Incapital LLC	$110,000
Securities Linked to the Performance of the Russell 2000® Index(2,2a)	Credit Suisse Securities (USA) LLC	$48,000
	Incapital LLC	$180,000
Securities Linked to the Performance of the Dow Jones Industrial AverageTM(2,2b)	Credit Suisse Securities (USA) LLC	$1,270,000
	Incapital LLC	$210,000

(1) Under the terms and subject to the conditions contained in a distributor accession confirmation with Incapital LLC dated March 23, 2012, Incapital LLC will act as placement agent for the securities. The placement agent will receive a fee from Credit Suisse or one of our affiliates of $28 per $1,000 principal amount of the securities. The placement agent will forgo some or all discounts and commissions with respect to the sales of securities into certain fiduciary accounts. For additional information, see “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

(2) Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU and Incapital LLC (each, an “Agent” and, collectively, the “Agents”) and the Agents have agreed to buy, severally and not jointly, the respective principal amounts of the securities set forth below opposite their names.

The distribution agreement provides that the Agents are obligated to purchase all of the securities if any are purchased.

(a) The Agents will offer the securities at the offering price set forth on the cover page of this pricing supplement and will receive varying discounts and commissions of up to $28 per $1,000 principal amount of securities for each offering of the securities, for total discounts and commissions of $6,264.

(b) The Agents will offer the securities at the offering price set forth on the cover page of this pricing supplement and will receive varying discounts and commissions of up to $28 per $1,000 principal amount of securities for each offering of the securities, for total discounts and commissions of $37,660.

The Agents may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. The Agents will forgo some or all discounts and commissions with respect to the sales of securities into certain fiduciary accounts. If all of the securities are not sold at the initial offering price, the Agents may change the public offering price and other selling terms.

An affiliate of Credit Suisse has paid or may pay in the future a fixed amount to broker-dealers in connection with the costs of implementing systems to support these securities.

CSSU is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

For further information, please refer to “Underwriting (Conflicts of Interest)” in any accompanying product supplement.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as United States counsel to Credit Suisse, when the securities offered by this pricing supplement have been executed and issued by Credit Suisse and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities will be valid and binding obligations of Credit Suisse, enforceable against Credit Suisse in accordance with their terms, subject to (i) applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, (ii) possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights and (iii) concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities. Insofar as this opinion involves matters governed by Swiss law, Davis Polk & Wardwell LLP has relied, without independent inquiry or investigation, on the opinion of Homburger AG, dated April 29, 2019 and filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on April 29, 2019. The opinion of Davis Polk & Wardwell LLP is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in the opinion of Homburger AG. In addition, the opinion of Davis Polk & Wardwell LLP is subject to customary assumptions about the establishment of the terms of the securities, the trustee’s authorization, execution and delivery of the indenture and its authentication of the securities, and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated April 29, 2019, which was filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on April 29, 2019. Davis Polk & Wardwell LLP expresses no opinion as to waivers of objections to venue, the subject matter or personal jurisdiction of a United States federal court or the effectiveness of service of process other than in accordance with applicable law. In addition, such counsel notes that the enforceability in the United States of Section 10.08(c) of the indenture is subject to the limitations set forth in the United States Foreign Sovereign Immunities Act of 1976.

Credit Suisse